Exhibit 10.1

Retirement Agreement

THIS RETIREMENT AGREEMENT (the “Agreement”) is made as of this 21st day of August 2019, by and between BIO-RAD LABORATORIES, INC. (“Company”) and John Hertia (“Executive”) (individually, a “PARTY”, and collectively, the “PARTIES”). It shall outline the agreed upon terms for Executive’s retirement from company as follows:

1.    Retirement Date. The parties agree that Executive’s retirement date from Company shall be December 31, 2019.

2.     Effect of Retirement. As of December 31, 2019 (the “Retirement Date”), Executive hereby resigns his employment at Company and all positions he holds as a member of the board of directors, or as an officer of the Company and its subsidiaries and affiliates.

3.    General Release Agreement. On January 2, 2020, Company shall provide Executive with a General Release Agreement in the form attached hereto as Exhibit A, and Executive shall have 21 days thereafter to execute this General Release Agreement, or the offer shall expire.

4.    Announcement. An intercompany communication in the form attached hereto as Exhibit B announcing Executive’s retirement shall be sent to all Bio-Rad officers holding the position of Vice President and above on or about August 21, 2019.

5.     Interim Period. During the period between the date of this Agreement and the Retirement Date, Executive shall continue in his current position until such a time as a replacement is hired at which time his title will be changed to Senior Diagnostic Advisor, however there shall be no reduction in Executive’s wages and benefits and Executive shall be eligible for his full bonus as set forth in the General Release Agreement. During this interim period, Executive will also carry out the reasonable, lawful, and good faith directions of the Chief Operating Officer and after a replacement is hired, Executive will act in good faith to facilitate a smooth transition, including to work from home when requested.

IN WITNESS WHEREOF, the PARTIES have signed this Agreement as of the date first written above.

BIO-RAD LABORATORIES, INC.		John Hertia

By:	/s/ Norman Schwartz	/s/ John Hertia
Norman Schwartz
Chief Executive Officer

Exhibit A to Exhibit 10.1

EXHIBIT A

GENERAL RELEASE

This General Release (the “Agreement”) is made by and between John Hertia (“Executive”) and Bio-Rad Laboratories, Inc., on behalf of itself and its subsidiaries and affiliates (together, the “Company”), effective as of the eighth day following Executive’s signature of this Agreement without revocation (the “Effective Date”) with reference to the following facts:

A.    Executive was President, Clinical Diagnostics Group and Executive Vice President-Bio-Rad through December 31, 2019 (the “Separation Date”).

B.    Executive and the Company desire to set forth the respective commitments of the parties including all amounts due and owing to Executive through the Separation Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Payments.

(a)    Wages Through Separation Date. Executive acknowledges receipt of amounts equal to all wages, including accrued, unused vacation or paid time off, owed to him through the Separation Date. Executive further acknowledges that no additional compensation or payment is due and owing to Executive following the Separation Date, except as set forth herein.

(b)    Cash Compensation. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the timely execution of this Agreement without revocation within twenty-one (21) days following the Separation Date, and Executive’s performance of his continuing obligations pursuant to this Agreement, and any other material agreement between Executive and the Company, to provide Executive a payment in the aggregate amount of $500,000.00 (the “Compensation”). The Compensation shall be paid in a lump sum in accordance with the Company’s normal payroll practices, and shall be reduced by the amount of all applicable payroll taxes.

(c)    Bonus. Executive shall qualify for a 2019 bonus under Company’s Incentive Bonus Plan, whether or not he meets all the participation guidelines set forth in the 2019 Incentive Bonus Plan. The Company shall pay the Executive’s bonus in March, 2020, in the amount that Executive would have been eligible to receive as a full time employee on the date the bonus is actually paid.

(d)    COBRA. The Company shall pay the employee contribution for medical, dental, and vision coverage for the Executive and his covered dependents (if COBRA coverage is elected) through (i) December 31, 2020, (ii) until Executive accepts employment with an employer that offers alternative health coverage, or (iii) until Executive is otherwise no longer eligible for COBRA, whichever occurs first.

(e)    Options and Restricted Stock. On the Separation Date, Executive’s outstanding equity grants will be cancelled and forfeited, to the extent not vested. Except as expressly provided herein, Executive’s rights under all equity awards shall be governed by the applicable equity plan, notice of grant and award agreement, except that Executive shall have until the close of business 90 calendar days after the Separation date to exercise any outstanding vested stock options.

(f)    Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g)    Sole Separation Benefit. Executive acknowledges and agrees that the payments referenced in this Section 1 are not required, whether by agreement or otherwise, and constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

2.    Full Payment. Executive acknowledges that the payments and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the separation thereof, other than reimbursement of expenses incurred prior to the date hereof in the ordinary course of business in accordance with the Company’s expense reimbursement policies.

3.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 3, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)    On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Company Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Company Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating in any manner to Executive’s Employment Agreement, hire, employment, remuneration, equity grants, failure to grant to Executive equity to which he claims he was entitled, or separation of the Executive’s employment by the Company Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)    Notwithstanding the generality of the foregoing, Executive does not release Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law, any director and officer policies of insurance in effect as of the Separation Date; Claims under state worker’s compensation or unemployment laws; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment; and any other Claims that cannot be released as a matter of law.

(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)    Executive has the right to consult with an attorney before signing this Agreement;

(ii)    Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii)    Executive has seven (7) days after signing this Agreement to revoke it, and Executive will not receive the Compensation and benefits provided by Section 1 of this Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, by email, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Colleen Corey at colleen_corey@bio-rad.com.

(d)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.    Additional Covenants. Executive and the Company further agree as follows:

(a)    Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, whether verbally or by non-verbal gesture or communication, either publicly or privately. The Company agrees that the Company’s Board of Directors (“Board”), its Chief Executive Officer and its Chief Operating Officer shall not disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 4(a) shall have application to any communication with any government agency or any evidence or testimony required by any court, arbitrator or government agency.

(b)    Non-Solicitation and Non-Interference with Vendors and Customers. Executive agrees that for a period of 12 (twelve) months following execution of the General Release, he shall not (without the prior written consent of the Company) (i) solicit, directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (whether on Executive’s own behalf or on behalf of any other person or entity) any vendor or customer of the Company to adversely alter its business arrangements with the Company, and/or (ii) interfere or in any way seek to negatively influence, directly or indirectly, personally or through others, the Company’s relationship or business with any vendor or customer of the Company.

(c)     Non-Solicitation and Non-Interference with Employees, Consultants and Independent Contractors. Executive agrees that for a period of 12 (twelve) months following execution of this General Release, he shall not (without the prior written consent of the Company) (i) solicit, directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (whether on Executive’s own behalf or on behalf of any other person or entity) any employee, consultant or independent contractor of the Company to leave his, her or its employment, consulting or independent contractor relationship with the Company, and/or (ii) interfere or in any way seek to negatively influence, directly or indirectly, personally or through others, the Company’s relationship or business with any employee, consultant or independent contractor of the Company. The foregoing will not prohibit solicitation of employment where Executive can demonstrate by written records that the employee, consultant or independent contractor first initiated contact with Executive.

(d)    Transfer of Company Property. Executive represents and warrants that, on or before the Separation Date, he left within his files and laptop turned over to the Company all electronic or physical files, memoranda, records, and other documents, and any other electronic, physical or personal property of the Company which Executive had in his possession, custody or control.

(e)    Executive’s Cooperation. After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request (other than with respect to clause (iv) below, which Executive hereby agrees to comply with beginning as of the Separation Date without any further request by the Company), with respect to any (i) pending, contemplated or future internal or governmental investigation or criminal, administrative, regulatory, arbitral, or judicial proceeding in any jurisdiction involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company, including, without limitation, Executive being available to the Company upon reasonable notice and at reasonable times and places for interviews, depositions, testimony and factual investigations, appearing at the Company’s reasonable request to give testimony or interviews without requiring service of a subpoena or other legal process, turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment, and providing declarations as requested. Furthermore, Executive agrees to be available at reasonable times and upon reasonable notice to answer business related inquiries about Company matters within his knowledge. Such cooperation shall be provided without additional charge for a period of 12 (twelve) months following execution of the General Release, and at a mutually agreeable rate after such time.

(f)    Board and Office Resignation. Contemporaneously with the execution of this Agreement, Executive has executed and delivered to the Company a resignation from all board and officer positions he holds in the Company and its subsidiaries.

5.    Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any released party with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has not made any claims or allegations related to sexual assault or abuse, sexual harassment or sex discrimination, and that none of the payments set forth in this Agreement are related to sexual abuse or sexual harassment, (c) he has not engaged in and is not aware of any unlawful conduct related to the business of Company; (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms (subject to the uncertainties of California law, the enforceability exceptions and the discretion of a court or arbitrator in granting equitable or legal relief). Executive further represents that (i) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, and (ii) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.

6.    No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise, other than in connection with Executive’s death. If any claim, action, demand or suit should be made or instituted against the Company or any other released party because of any unpermitted assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the aggrieved party against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

7.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

8.    Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration pursuant to the terms of the Agreement to Arbitrate between Executive and Bio-Rad that Executive accepted on September 30. 2018.

9.    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with regard to the subject matter hereof and the Confidentiality Agreement shall continue pursuant to its terms and conditions. The Company and Executive acknowledge that the termination of Executive’s employment with the Company was an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and the Chief Executive Officer or Chief Operating Officer of the Company and recite that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: , 2020

DATED: , 2020

John Hertia

BIO-RAD LABORATORIES, INC.

By:
Name:
Title:

S-1

Exhibit B to Exhibit 10.1

August 21, 2019

John Hertia’s Retirement

It is with sincere respect that I announce that John Hertia, Executive Vice President and President of the Clinical Diagnostics Group, will be retiring from Bio-Rad at the end of this year.

John’s career with Bio-Rad began in 1982 as an entry level Field Sales Representative based in Tampa, Florida. After rising through the sales organization ranks, John became our first Clinical Diagnostics Business Development and Strategic Marketing Manager. He was instrumental in helping shape our Pasteur Sanofi Diagnostics acquisition, a pivotal point in Bio-Rad’s growth and development.

More recently, John provided operational management for both the Clinical Diagnostics and Life Science groups. Prior to taking on his current role as President of Clinical Diagnostics, John led Bio-Rad’s global ERP “Mariposa” project, developing this expansive program from the ground up.

John will be missed. Throughout his career, he has embodied and exemplified Bio-Rad’s culture of transparency and mutual respect. Although I have known John a relatively brief time, I believe I may confidently state that all of Bio-Rad wishes him the very best in his retirement. Naturally a role such as John’s will be a key decision for the Company and we will move forward accordingly.

For now, please join me in congratulating John on his successful career, and thanking him for his many years of service with Bio-Rad.

Andrew Last

EVP, Chief Operating Officer